Exhibit 99.1

Investor Relations:	October 27, 2016 - Southern Copper Corporation (NYSE and BVL: SCCO)

Raul Jacob (602) 264-1375 southerncopper@southernperu.com.pe www.southerncoppercorp.com

• Net Sales in the third quarter 2016 (“3Q16”) were $1,400.7 million 23.6% higher than 3Q15 net sales of $1,133.6 million. This result was due to a 30.5% increase in copper sales volume, resulting from increased productive capacity at the Buenavista mine, which was partially affected by a 10% reduction in copper price.

•      EBITDA in 3Q16 was $546.5 million, 29.7% higher than the $421.2 million in 3Q15. The margin increased from 37.2% to 39.0%.

•      Net income in 3Q16 was $197.6 million (14.1% of net sales), 100.8% higher than the net income of $98.4 million (8.7% of net sales) in the 3Q15. The increase was mainly the result of the additional sales volume and lower unit production cost at the Buenavista mine.

•      Copper mine production increased 25% in 3Q16 to 224,869 tons from 179,892 tons in 3Q15, mainly as a result of a 72.8% increase in production at the Buenavista mine in Sonora, Mexico, which increased production by 47,987 tons. With this quarter’s production, we reached a new nine-month production record of 672,372 tons, an increase of 25.3% compared with the same period of 2015.

•      By-product production: Mined silver production increased by 20% to 4.0 million ounces in 3Q16 compared to 3.3 million ounces in 3Q15 mainly due to higher production at the Buenavista mine. Mined zinc production was 18,851 tons in the 3Q16, 15.7% higher than 3Q15 production as the Charcas and Santa Eulalia mines have solved operational issues that affected production in the prior year. Mined molybdenum production decreased by 2.8% to 5,581 tons in 3Q16 from 5,739 tons in 3Q15 due to lower ore grades at our Peruvian operations. In the nine months period (“9M16”), mined silver production increased 24.3% and mined zinc production increased 25.1% compared with the nine months of 2015.

•      Operating cash cost per pound of copper, including by-product credits, was $0.95 in 3Q16, a decrease of 13.1% compared to 3Q15. Cash cost per pound of copper before by-products credits was $1.49 in 3Q16 compared to $1.58 in 3Q15. This cost decrease was the result of the completion of the first stage of our investment program and cost savings initiatives which resulted in 4.0% lower administrative costs.

•      Capital investments were $840.5 million for the 9M16, almost the same amount invested in 9M15, and represented 139% of net income. In 2016, we continue the development of our investment program to increase copper production capacity to 1.2 million tons or 90% higher from our 2013 production level of 617,000 tons.  For 2016 we expect to produce 905,600 copper tons.

•      Dividends: On October 20, 2016, the Board of Directors authorized a dividend of $0.05 per share payable on November 29, 2016, to shareholders of record at the close of business on November 9, 2016.

Commenting on the Company’s results and outlook, Mr. German Larrea, Chairman of the Board, said “In the third quarter of 2016 we continue receiving the benefit of our new Buenavista concentrator, which operates at full capacity, while our investment program at the Toquepala mine is moving forward on schedule. We produced 672,372 tons of copper in the nine months of 2016, a new Company record for a nine-month period.

Our investment program to optimize Company production capacity has continued through the current down-cycle in the metals market with accumulated investments of $5.2 billion since 2013. These investments and other management actions are improving the Company performance through increased production and cost savings. Year to date, these improvements are reflected in a 25.3% increase in copper production, a 24.3% increase in silver production and a 12.3% reduction in our operating cash cost before by-product credit. We believe that as we approach the metals market upward cycle, our investment program will further enhance the return to stakeholders.”

	Third Quarter				Nine Months
			Variance				Variance
	2016	2015	$	%	2016	2015	$		%
	(in millions except per share amount and %s)
Sales	$1,400.7	$1,133.6	$267.1	23.6%	$3,980.8	$3,791.3	$189.5		5.0%
Cost of sales	831.4	670.8	160.6	23.9%	2,309.9	2,057.4	252.5		12.3%
Operating income	362.4	286.9	75.5	26.3%	1,093.7	1,227.0	(133.3)		(10.9)%
EBITDA	546.5	421.2	125.3	29.7%	1,582.9	1,614.7	(31.8)		(2.0)%
EBITDA margin	39.0%	37.2%	1.8pp	4.8%	39.8%	42.6%	(2.8	)pp	(6.6)%
Net income	$197.6	$98.4	$99.2	100.8%	$604.6	$675.6	$(71.0)		(10.5)%
Net income margin	14.1%	8.7%	5.4pp	62.5%	15.2%	17.8%	(2.6	)pp	(14.8)%
Income per share	$0.26	$0.12	$0.14	116.7%	$0.78	$0.85	$(0.07)		(8.2)%
Capital investments	$275.6	$316.2	$(40.6)	(12.8)%	$840.5	$845.9	$(5.4)		(0.6)%
El Pilar acquisition	$—	$100.4	$(100.4)	(100)%	$—	$100.4	$(100.4)		(100)%

Capital Investments

Mexican Projects

Buenavista Projects — Sonora: Of the $3.5 billion of this investment program, the Company has already invested $3.25 billion. The new concentrator started operations in September 2015 and it is now running at 105% of its design capacity. We are expecting to increase Buenavista production by 200,000 tons to produce 460,000 tons of copper in 2016 and 500,000 tons in 2017. We also expect to increase our Buenavista molybdenum production to a capacity of 4,600 tons per year.

Crushing, Conveying and Spreading System for Leachable Ore (Quebalix IV): This project’s main objective is to reduce processing time as well as mining and hauling costs. It will also increase production by improving SX-EW copper recovery. It has a crushing and conveying capacity of 80 million tons per year. The plant is already in its testing and commissioning phase expecting to reach full capacity by 4Q16. As of September 30, 2016, the project has a 99% progress with an investment of $296.9 million out of the approved capital budget of $340 million.

Excluding the almost completed Quebalix IV project and some minor infrastructure facilities, all the other facilities of this program are currently operating. The Buenavista program is being finished on time and below our budget.

Peruvian Projects

Toquepala Expansion Project — Tacna: This project includes a new-state-of-the-art concentrator which will increase annual production capacity by 100,000 tons of copper to 235,000 tons in 2018, and will also increase molybdenum production by 3,100 tons at an estimated capital cost of $1.2 billion. Through September 30, 2016, we have invested $476.6 million in the project. The project is expected to be completed by the 2Q18.

Toquepala High Pressure Grinding Roll (HPGR) system: The main objective of this project is to ensure that our existing concentrator will operate at its maximum milling capacity of 60,000 tons per day, even with an increase of the ore material hardness index. Additionally, recoveries will be improved and production enhanced with a better ore crushing. The budget for this project is $40 million and we have invested $18.1 million as of September 30, 2016. It is expected to be completed by the 4Q17.

Cuajone´s Heavy Mineral Management Optimizing Project - Moquegua: The project consists of installing a primary crusher at the Cuajone mine pit with a conveyor system for moving the ore to the concentrator. The project aims to optimize the hauling process by replacing rail haulage, thereby reducing operating and maintenance costs as well as the environmental impact of the Cuajone mine. The crusher will have a processing capacity of 43.8 million tons per year. The main components, including the crusher and the 7 kilometer overland conveyor belt, have been acquired and we have started excavations and civil work. As of September 30, 2016, we have invested $112.9 million in this project out of the approved capital budget of $215.5 million. The project is expected to be completed by the 2Q17.

The Cuajone tailing thickeners project at the concentrator will replace two of the three existing thickeners with a new hi-rate thickener. The purpose is to streamline the concentrator flotation process and improve water recovery efficiency, increasing the tailings solids content from 54% to 61%, thereby reducing fresh water consumption and replacing it with recovered water. As of September 30, 2016, we are continuing with the engineering and procurement process. We have invested $7.7 million in this project out of the approved capital budget of $30 million, and we expect it to be completed by the 2Q17.

Conference Call

The Company’s third quarter and nine months earnings conference call will be held on Friday, October 28, 2016, beginning at 11:30 AM — EST (10:30 AM Lima and Mexico City time).

To participate:

Dial-in number:           888-771-4371 in the U.S.

847-585-4405 outside the U.S.

Raul Jacob, SCC Vice President of Finance & CFO

Conference ID:            43688519 and “Southern Copper Corporation Third Quarter 2016 Earnings Results”

Average Metal Prices

	LME Copper ($/lb.)	COMEX Copper ($/lb.)	Molybdenum ($/lb.)	Zinc ($/lb.)	Silver ($/oz.)	Gold ($/oz.)
1Q 2016	2.12	2.11	5.27	0.76	14.87	1,181.21
2Q 2016	2.15	2.13	6.89	0.87	16.83	1,259.36
3Q 2016	2.17	2.16	6.94	1.02	19.59	1,334.82
9M 2016	2.14	2.13	6.37	0.88	17.10	1,258.46

1Q 2015	2.64	2.66	8.41	0.94	16.70	1,219.22
2Q 2015	2.75	2.77	7.45	1.00	16.38	1,192.82
3Q 2015	2.38	2.40	5.75	0.84	14.87	1,124.01
4Q 2015	2.22	2.20	4.75	0.73	14.75	1,104.40
9M 2015	2.59	2.61	7.20	0.93	15.99	1,178.69
Average 2015	2.50	2.51	6.59	0.88	15.68	1,160.11

Variance: 3Q16 vs. 3Q15	(8.8)%	(10.0)%	20.7%	21.4%	31.7%	18.8%
Variance: 3Q16 vs. 2Q16	0.9%	1.4%	0.7%	17.2%	16.4%	6.0%
Variance: 9M16 vs. 9M15	(17.4)%	(18.4)%	(11.5)%	(5.4)%	6.9%	6.8%

Source:  Silver — COMEX; Gold and Zinc — LME; Molybdenum — Metals Week Dealer Oxide

Production and Sales

	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015	%	2016	2015	%
Copper (tons)
Mined	224,869	179,892	25.0%	672,372	536,593	25.3%
3rd party concentrate	7,901	5,101	54.9%	17,685	10,566	67.4%
Total production	232,770	184,993	25.8%	690,057	547,159	26.1%
Smelted	159,933	145,887	9.6%	462,133	434,513	6.4%
Refined and Rod	216,163	197,559	9.4. %	636,845	596,237	6.8%
Sales	229,142	175,540	30.5%	662,228	528,990	25.2%

Molybdenum (tons)
Mined	5,581	5,739	(2.8)%	16,456	17,354	(5.2)%
Sales	5,561	5,621	(1.1)%	16,453	17,159	(4.1)%

Zinc (tons)
Mined	18,851	16,297	15.7%	56,874	45,471	25.1%
Refined	25,362	21,459	18.2%	78,656	71,487	10.0%
Sales	24,495	21,831	12.2%	77,817	72,875	6.8%

Silver (000s ounces)
Mined	3,975	3,314	20.0%	12,097	9,730	24.3%
Refined	3,578	3,490	2.5%	11,403	9,761	16.8%
Sales	4,413	3,633	21.5%	12,661	10,209	24.0%

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015	VAR %	2016	2015	VAR %
	(in millions, except per share amount)

Net sales:	$1,400.7	$1,133.6	23.6%	$3,980.8	$3,791.3	5.0%
Operating cost and expenses:
Cost of sales (exclusive of depreciation, amortization, and depletion shown separately below)	831.4	670.8	23.9%	2,309.9	2,057.4	12.3%
Selling, general and administrative	22.7	23.6	(3.8)%	72.5	73.4	(1.2)%
Depreciation, amortization and depletion	174.5	131.6	32.6%	474.3	373.8	26.9%
Exploration	9.7	13.7	(29.2)%	30.4	36.2	(16.0)%
Environmental remediation	—	7.0	(100)%	—	23.5	(100)%
Total operating costs and expenses	1,038.3	846.7	22.6%	2,887.1	2,564.3	12.6%

Operating income	362.4	286.9	26.3%	1,093.7	1,227.0	(10.9)%

Interest expense, net of capitalized interest	(73.1)	(64.8)	12.8%	(220.1)	(144.6)	52.2%
Other income (expense)	9.6	(4.3)	(323.3)%	14.9	(9.6)	(255.2)%
Interest income	1.8	2.9	(37.9)%	6.0	8.4	(28.6)%
Income before income tax	300.7	220.7	36.2%	894.5	1,081.2	(17.3)%
Income taxes	111.2	125.3	(11.3)%	305.4	411.6	(25.8)%
Net income before equity earnings of affiliate	189.5	95.4	98.6%	589.1	669.6	(12.0)%
Equity earnings of affiliate	8.7	4.0	117.5%	17.4	9.5	83.2%
Net Income	198.2	99.4	99.4%	606.5	679.1	(10.7)%

Less: Net income attributable to non-controlling interest	0.6	1.0	(40.0)%	1.9	3.5	(45.7)%

Net Income attributable to SCC	$197.6	$98.4	100.8%	$604.6	$675.6	(10.5)%

Per common share amounts:
Net income attributable to SCC common shareholders — basic and diluted	$0.26	$0.12	116.7%	$0.78	$0.85	(8.2)%
Dividends paid	$0.05	$0.10	(50.0)%	$0.13	$0.30	(56.7)%

Weighted average shares outstanding (Basic and diluted)	773.6	793.2		773.7	798.9

Southern Copper Corporation

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

	September 30,	December 31,	September 30,
	2016	2015	2015
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$511.5	$274.5	$504.5
Restricted cash	3.8	4.3	5.6
Short-term investments	100.8	603.5	882.2
Accounts receivable	664.3	551.2	516.7
Inventories	972.6	857.2	804.8
Other current assets	296.8	193.5	186.8
Total current assets	2,549.8	2,484.2	2,900.6

Property, net	8,581.4	8,262.8	7,872.9
Related parties receivable	—	111.2	161.2
Leachable material, net	786.6	752.3	726.4
Intangible assets, net	152.9	155.1	202.8
Deferred income tax	767.0	614.2	567.8
Other assets	225.3	213.4	300.6
Total assets	$13,063.0	$12,593.2	$12,732.3

LIABILITIES
Current liabilities:
Accounts payable	$549.4	$646.6	$542.8
Income taxes	121.0	39.2	37.2
Accrued workers’ participation	97.3	124.9	106.7
Other accrued liabilities	167.4	109.5	165.5
Total current liabilities	935.1	920.2	852.2

Long-term debt	5,953.5	5,951.5	5,950.9
Deferred income taxes	196.0	196.0	218.7
Other liabilities	33.5	35.4	44.7
Asset retirement obligation	210.4	190.9	113.9
Total non-current liabilities	6,393.4	6,373.8	6,328.2

EQUITY
Stockholders’ equity:
Common stock	3,366.1	3,358.6	3,347.2
Treasury stock	(2,987.0)	(2,908.9)	(2,617.8)
Accumulated comprehensive income	5,317.2	4,813.2	4,787.4
Total stockholders’ equity	5,696.3	5,262.9	5,516.8
Non-controlling interest	38.2	36.3	35.1
Total equity	5,734.5	5,299.2	5,551.9

Total liabilities and equity	$13,063.0	$12,593.2	$12,732.3

As of September 30, 2016, December 31, 2015 and September 30, 2015 there were 773.0 million, 775.9 million and 786.6 million shares outstanding, respectively.

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
	(in millions)

OPERATING ACTIVITIES
Net income	$198.2	$99.4	$606.5	$679.1
Depreciation, amortization and depletion	174.5	131.6	474.3	373.8
Deferred income tax	(77.1)	1.6	(130.9)	(63.3)
Change in operating assets and liabilities	7.6	25.8	(321.4)	(155.8)
Other, net	3.9	3.4	7.4	(16.7)
Net cash provided by operating activities	307.1	261.9	635.9	817.1

INVESTING ACTIVITIES
Capital investments	(275.6)	(316.2)	(840.5)	(845.9)
Acquisition of El Pilar	—	(100.4)	—	(100.4)
Sale (purchase) of short-term investment, net	(2.6)	(308.8)	502.7	(543.6)
Repayment of loan from affiliate	74.8	—	111.2	—
Other, net	1.3	0.2	2.6	3.2
Net cash used in investing activities	(202.1)	(725.2)	(224.0)	(1,486.7)

FINANCING ACTIVITIES
Debt incurred (repaid)	—	(200.0)	—	1,779.8
Dividends paid	(38.7)	(79.5)	(100.6)	(239.8)
Distributions to non-controlling interest	—	(0.1)	—	(0.5)
SCC common shares buyback	(18.0)	(309.8)	(71.7)	(724.4)
Capitalization of debt issuance cost	—	(2.0)	—	(11.7)
Other	—	—	0.3	0.3
Net cash provided by (used in) financing activities	(56.7)	(591.4)	(172.0)	803.7

Effect of exchange rate changes on cash	10.7	(13.1)	(2.9)	6.4

Increase (decrease) in cash and cash equivalents	$59.0	$(1,067.8)	$237.0	$140.5

Company Profile

Southern Copper Corporation (SCC) is one of the largest integrated copper producers in the world and we believe we currently have the largest copper reserves in the industry. The Company is a NYSE and Lima Stock Exchange listed company that is 88.9% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange. The remaining 11.1% ownership interest is held by the international investment community. The Company operates mining units and metallurgical facilities in Mexico and Peru and conducts exploration activities in Argentina, Chile, Ecuador, Mexico and Peru.

SCC Corporate Address

USA

1440 E Missouri Ave, Suite 160

Phoenix, AZ 85014, U. S. A.

Phone: (602) 264-1375

Fax: (602) 264-1397

Mexico

Campos Eliseos N° 400

Colonia Lomas de Chapultepec

Delegacion Miguel Hidalgo

C.P. 11000 - MEXICO

Phone: (5255) 1103-5000

Fax: (5255) 1103-5567

Peru

Av. Caminos del Inca 171

Urb. Chacarilla del Estanque

Santiago de Surco

Lima 33 — PERU

Phone: (511) 512-0440

Fax: (511) 512-0492

###

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made.  These factors include those listed in the Company’s most recently filed quarterly reports on Form 10-Q and annual report on Form 10-K.  The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

Operating cash cost is a non-GAAP measure useful as a management tool to track our performance and better allocate our resources. It is also useful to readers of the financial statements for analysis and comparability purposes. See reconciliation of operating cash cost to GAAP cost of sales on our website http://www.southerncoppercorp.com/ENG/invrel/Pages/PGEbitda.aspx.

EBITDA is a common non-GAAP measure useful for our management as an indicator of Company’s ability to produce income from its operations. See reconciliation of EBITDA to GAAP net earnings on our website http://www.southerncoppercorp.com/ENG/invrel/Pages/PGEbitda.aspx.